Exhibit 4.(f)(119)
Execution Copy
SIXTH AMENDMENT
AND CONSENT UNDER THE
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
     This Sixth Amendment and Consent under the Fourth Amended and Restated Credit Agreement (“Sixth Amendment”) is made as of December 9, 2008 by and among Credit Acceptance Corporation, a Michigan corporation (“Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
A.	Company, Agent and the Banks entered into that certain Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of February 7, 2006 (as amended by First Amendment dated September 20, 2006, Second Amendment dated January 19, 2007, Third Amendment dated June 14, 2007, Fourth Amendment dated as of January 25, 2008, Fifth Amendment dated July 31, 2008 and as may be further amended or otherwise modified from time to time, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.

B.	The Company has requested that Agent and the Banks agree to certain amendments to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Sixth Amendment.

C.	The Company has requested that the Agent and the Banks consent to the purchase by the Company of certain securities issued in connection with the Permitted Securitization which closed on April 12, 2007. Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Sixth Amendment.

NOW, THEREFORE, Company, Agent and the Banks agree:
1.	Section 1 of the Credit Agreement is hereby amended as follows:
(a) The definition of “Advance(s)” is amended by deleting the reference therein to “Prime-based Advance” and replacing it with a reference to “Base Rate Advance.

(b) The definition of “Applicable Interest Rate” is amended by deleting the reference therein to “Prime-based Rate” and replacing it with a reference to “Base Rate.”

(c) The definition of Prime-based Advance is hereby deleted.

(d) The following specified definitions are hereby amended and restated (in their entirety), as follows:

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin, plus (b) the quotient of:
(i)	the LIBOR Rate
divided by
(ii)	a percentage equal to 100% minus the maximum rate on such date at which the Agent is required to maintain reserves on ‘Eurodollar Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes Eurodollar deposits or includes a category of assets which includes Eurodollar loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Eurodollar-Interest Period” shall mean, for Swing Line Advances carried at the Eurodollar-based Rate, an interest period of one month or any shorter period of not less than seven days (or any lesser number of days agreed to in advance by Company, Agent and the Swing Line Bank), and for all other Eurodollar-based Advances, an interest period of one, two, three or six months, or any shorter period of not less than fourteen days (or any lesser or greater number of days agreed to in advance by Agent and the Banks), in each case as selected by Company, as applicable, for a Eurodollar-based Advance pursuant to Section 2.3 or 2.5 hereof, as the case may be.

“Prime-based Rate” shall mean, for any day, that rate of interest which is equal to the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

(e) The following new definitions are hereby inserted in the appropriate alphabetical order:

“Base Rate” shall mean for any day, that rate of interest which is equal to the Applicable Margin plus the greater of the (i) the Daily Adjusting LIBOR Rate and (ii) the Prime-based Rate.

“Base Rate Advance” shall mean an Advance which bears interest at the Base Rate.

“LIBOR Rate” shall mean,

(a) with respect to the principal amount of any Eurodollar-based Advance, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period, in the case of a Eurodollar-based Advance with a Eurodollar Interest Period of one (1) month or longer, equal to the relevant Eurodollar-Interest Period, and in the case of a Eurodollar-based Advance with a Eurodollar-Interest Period of less than one (1) month, equal to one (1) month, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by Agent and Company, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and

(b) with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the

Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Agent and Company, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one (1) month.
“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the sum of one percent (1%) plus the quotient of the following:
(a)	the LIBOR Rate;

divided by
(b) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.
2.	Sections 11.3, 11.4 and 11.5 are hereby amended and restated as follows:
“11.3 Circumstances Affecting LIBOR Rate Availability. If Agent or the Majority Banks (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Banks at the applicable LIBOR Rate, then Agent shall forthwith give notice thereof to Company. Thereafter, until Agent notifies Company that such circumstances no longer exist, (i) the obligation of Banks to make Advances which bears interest at or by reference to the LIBOR Rate, and the right of Company to convert an Advance to or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-

Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Prime-based Rate (plus the Applicable Margin) (without regard to satisfaction of any conditions to conversion contained elsewhere herein) and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Prime-based Rate (plus the Applicable Margin) (without regard to satisfaction of any conditions to conversion contained elsewhere herein).
11.4 Laws Affecting LIBOR Rate Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Bank shall forthwith give notice thereof to Company and to Agent. Thereafter, (a) the obligations of the applicable Banks to make Advances which bears interest at or by reference to the LIBOR Rate and the right of Company to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Prime-based Rate, plus the Applicable Margin shall be available, and (b) if any of the Banks may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Prime-based Rate (plus the Applicable Margin). For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.
11.5 Increased Cost of Advances Carried at the LIBOR Rate. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a) shall subject any of the Banks (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance or any Note or shall change the basis of taxation of payments to any of the Banks (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Banks or any of their respective Eurodollar Lending Offices imposed by the jurisdiction in which such Bank’s principal executive office or Eurodollar Lending Office is located); or
(b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Banks (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Banks (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance or any of the Notes;

and the result of any of the foregoing matters is to increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate to reduce the amount of any sum received or receivable by any of the Banks under this Agreement in respect of an Advance or under the Notes which bears interest at or by reference to the LIBOR Rate, then such Bank shall promptly notify Agent (or, in the case of a Swing Line Advance, shall notify Company directly, with a copy of such notice to Agent), and Agent (or such Bank as aforesaid) shall promptly notify Company of such fact and demand compensation therefor and, within fifteen (15) Business Days after such notice, Company agrees to pay to such Bank or Banks such additional amount or amounts as will compensate such Bank or Banks for such increased cost or reduction . Agent will promptly notify Company of any event of which it has knowledge which will entitle Banks to compensation pursuant to this Section, or which will cause Company to incur additional liability under Sections 11.1 and 11.6 hereof, provided that Agent shall incur no liability whatsoever to the Banks or Company in the event it fails to do so. A certificate of Agent (or such Bank, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such demand and shall be conclusively presumed to be correct save for manifest error. For purposes of this Section, a change in law, rule, regulation, interpretation, administration, request or directive shall include, without limitation, any change made or which becomes effective on the basis of a law, rule regulation, interpretation, administration, request or directive presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation, administration, request or directive.”
     3. All references to “Prime-based Advance” and “Prime-based Rate” shall be deleted and replaced with references to “Base Rate Advance” and “Base Rate”, respectively, in Articles 2, 3, 5, 6, 7, 8, 9, 10, 12, and 13 and in the Exhibits to the Credit Agreement.
     4. Schedule 1.1 to the Credit Agreement is hereby amended and restated by deleting such Schedule and inserting the replacement Schedule 1.1 attached hereto as Attachment 1 in its place.
     5. Exhibit A to the Credit Agreement is hereby amended and restated by deleting such exhibit and inserting the replacement Exhibit A attached hereto as Attachment 2 in its place.
     6. Agent and the Banks hereby consent to the purchase by the Company of securities issued in connection with the Permitted Securitization which closed on April 12, 2007, commonly known as the 2007-1 ABS bonds (the “Bond Purchase”), provided that (i) the Bond Purchase shall be made on substantially the same terms and conditions as described in the memorandum delivered to the Banks by the Company on November 18, 2008 (ii) the purchase price for such Bond Purchase shall not exceed $7,500,000.00 and (iii) at the time of such Bond Purchase no Default or Event of Default shall have occurred and be continuing.
     7. This Sixth Amendment shall become effective, according to the terms and as of the date hereof, upon satisfaction by the Company of the following conditions:
(1) Agent shall have received counterpart originals of (i) this Sixth Amendment, duly executed and delivered by the Company and the requisite Banks and (ii) a Reaffirmation of Loan Documents duly executed and delivered by the Guarantors.
(2) Agent shall have received from a responsible senior officer of the Company a certification (i) that all necessary actions have been taken by the Company to authorize execution and delivery of this Sixth

Amendment, supported by such resolutions or other evidence of corporate authority or action as reasonably required by Agent and the Majority Banks and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this Sixth Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Sixth Amendment.
     Agent shall give notice to Company and the Banks of the occurrence of the Sixth Amendment Effective Date.
     8. The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.18, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.
     9. Except as specifically set forth above, this Sixth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
     10. Unless otherwise defined to the contrary herein, all capitalized terms used in this Sixth Amendment shall have the meaning set forth in the Credit Agreement.
     11. This Sixth Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.
     12. This Sixth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

Attachment 1
Schedule 1.11
PRICING MATRIX

The Applicable Margin For
Advances carried at
Notwithstanding the	Advances carried at	the	Applicable Fee Percentage For
Company’s Rating	the Base Rate shall	Eurodollar-based	Revolving Credit	Letter of Credit
Level:	be	Rate shall be	Facility Fee	Fee
	minus .60%	1.25%	.50%	1.375% (inclusive of facing fee)

[1]	All terms as defined in the Agreement.

Attachment 2
EXHIBIT A
REQUEST FOR ADVANCE

No.________________	Dated:________________
TO:	Comerica Bank (“Agent”)

RE:	Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of February 7, 2006 by and among Company, the Banks signatory thereto and Comerica Bank, as Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”)
     The Company pursuant to the Credit Agreement requests an Advance from Banks, as follows:
     Date of Advance:_________________________
Credit facility under which Advance is requested:
☐ Revolving Credit
☐ (check if applicable)
This Advance is or includes a whole or partial refunding/conversion of:
Advance No(s)._________________________________________________
Type of Advance (check only one);
☐ Base Rate Advance ☐ Eurodollar-based Advance
Amount of Advance:
_________________________________________________
Interest Period (not applicable to Base Rate Advances)
______ months (insert 1, 2, 3 or 6)
______ days (insert number of days (not less than 14 unless agreed to by Agent and Banks)
     Interest on each 1 month or less, 2 month and 3 month Eurodollar-based Advance shall be payable on the last day of the Applicable Interest Period. Interest on each 6 month Eurodollar-

based Advance shall be payable at intervals of 3 months after the first day of the applicable Interest Period and also on the last day of the Interest Period applicable thereto.
Disbursement Instructions
☐ Comerica Bank Account No. _______________________ ☐ Other:___________________________________________________ ___________________________________________________
     The Company certifies to the matters specified in Section 2.3(f) or Sections 3.2(a) through (e) of the Credit Agreement, as the case may be.
* * *
Signatures on Following Page

     Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

CREDIT ACCEPTANCE CORPORATION
By:	/s/ Douglas W. Busk
Douglas W. Busk
Its:	Treasurer

Agent Approval:______________

     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent
By:	/s/ Timothy Bishop
Its:	Vice President

Signature Page For
CAC Sixth Amendment
(885814)

CREDIT ACCEPTANCE CORPORATION
By:	/s/ Douglas W. Busk
Douglas W. Busk
Its:	Treasurer

Signature Page For
CAC Sixth Amendment
(885814)

BANKS: COMERICA BANK
By:	/s/ Timothy Bishop
Its:	Vice President

Signature Page For
CAC Sixth Amendment
(885814)

BANK OF AMERICA, N.A.
By:	/s/ Daniel R. Petrik
Its:	Senior Vice President

Signature Page For
CAC Sixth Amendment
(885814)

BMO CAPITAL MARKETS FINANCING, INC.
By:	/s/ Michael S. Cameli
Its:	Director

Signature Page For
CAC Sixth Amendment
(885814)

FIFTH THIRD BANK (Eastern Michigan)
By:	/s/ John Antonczak
Its:	Vice President

Signature Page For
CAC Sixth Amendment
(885814)

NATIONAL CITY BANK
By:	/s/ Michael Kell
Its:	Vice President

Signature Page For
CAC Sixth Amendment
(885814)

RBS CITIZENS, N.A.
By:	/s/ Michael Dolson
Its:	Senior Vice President

Signature Page For
CAC Sixth Amendment
(885814)